Exhibit 99.1

International Rectifier Earnings Rise 40% Over Prior-Year Quarter

on Strength of Proprietary Products

EL SEGUNDO, Calif., April 28, 2005 — International Rectifier Corporation (NYSE: IRF) today reported adjusted earnings of $41.7 million (or $0.56 per share) for the March quarter — a 40 percent increase over the prior-year quarter.  This compares to $44.8 million (or $0.62 per share) for the December quarter.  For the March, December, and prior-year quarter, adjusted earnings excluded $8.1 million, $6.8 million, and $9.9 million in pretax charges, respectively, for severance and restructuring activities announced in December 2002.  A one-time $5.9 million, net pretax gain from a patent settlement also is excluded from March 2004 adjusted earnings.

On a GAAP basis, net income increased $35.6 million (or $0.48 per share) for the March quarter versus $26.7 million (or $0.39 per share) for the prior-year quarter and was $39.5 million (or $0.55 per share) in the December 2004 quarter.

Chief Executive Officer Alex Lidow stated, “Our focus on proprietary product sales resulted in a record gross margin of 44.4 percent, an increase of 110 basis points from the December quarter and 480 basis points from the prior-year quarter.  IR’s proprietary product revenues grew 19 percent over the prior-year quarter.  We generated $142 million in cash from operations through the first nine months of fiscal 2005 and ended the third quarter with over $850 million in total cash and cash investments.”

Revenues were $281.9 million in the March quarter compared to $275.4 million in the prior-year quarter.  Revenues declined 6 percent from the December quarter, reflecting the planned discontinuation of low margin products and normal seasonal patterns in the consumer and information technology sectors.  Revenues from high performance analog ICs and advanced circuit devices grew 24 percent from the prior-year quarter and now comprise 59 percent of revenues.  Overall, proprietary products represent 70 percent of product revenues.

Proprietary product orders rose 10 percent from the December quarter and represented 76 percent of total company orders compared to 66 percent in the prior-year quarter.  Company bookings were up 7 percent from the December quarter, led by an increase in power systems used in energy-saving applications, automotive systems and high-reliability aerospace systems.  The company achieved a steady increase in orders each month throughout the quarter. That strength has continued in April with orders up over January levels.

IR shipments into the distributor channel declined 6 percent from the December quarter while distributor shipments to their customers were down 2 percent.  Pricing was down 1.5 percent from the prior period, consistent with the company’s expectations.

Proprietary product design wins reached record levels in the March quarter.  In automotive, Bosch, Continental Temic, Osram and SiemensVDO selected International Rectifier for their advanced technology programs, such as high intensity discharge (HID) lighting and engine preheat systems.  Whirlpool, Midea (China’s second largest appliance manufacturer), Sanyo and Philips chose International Rectifier’s ICs and advanced circuit devices for energy-efficient appliance and lighting applications.

Industry leaders in the information technology sector selected IR’s products for 19 new notebook and desktop designs for Intel’s latest platforms.  In high performance servers, IR won 35 new designs with the leading server suppliers in current- and next- generation systems, including those with dual-core and multi-processor platforms.

Outlook

In the June quarter, revenues are expected to remain at March levels, plus or minus 4 percent.  IR currently has more than 80 percent backlog coverage of target revenue for the June quarter.  Overall gross margin is expected to be flat sequentially, plus or minus a point.

Lidow stated, “We are on track to achieve our target that we set in January to realize a 50 percent gross margin by June 2006.  Two major factors driving the growth of power management are the accelerating demand for energy-conserving products and an emerging technology shift in IT.  Energy conservation continues to be a major focal point in world economies and IR’s power management solutions are proving vital in helping to meet the challenges. In fact, we’ve seen our revenues grow 58 percent year to date in energy-conserving appliance and lighting applications.

“In information technology, WiMAX is opening up a new IT growth frontier allowing for increased communications bandwidth. This expands opportunities for IR on both the transmission and reception ends of the market, while opening up significant new markets for increased power management content in the new generation of base stations, enterprise servers, notebook computers, digital TVs, and Class D audio.

WiMAX will greatly increase the utility of mobile products such as notebook computers and PDAs, accelerating demand for these products. This new dynamic will add significantly to our robust notebook business which saw orders up over 90 percent in the first nine months of fiscal 2005.

“Over the past four quarters, International Rectifier has added over $200 million in new business at 71 percent incremental gross margin.  During that same period we have been awarded more than half a billion dollars of new design wins which will contribute to IR’s growth over the next four to six quarters.  With these successes, we’re on track to reach our target of 50 percent company gross margin by June 2006. Beyond that, we see even higher levels.”

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses adjusted or non-GAAP results of operations that exclude costs related to restructuring activities and one-time income/loss items. IR discloses both adjusted and actual results of operations to allow the users of its financial statements to assess the Company’s operating results with and without charges associated with the Company’s ongoing restructuring initiatives previously announced in December 2002, and with and without one-time income/loss items, if any. In connection with the restructuring activities, among other things, the Company is de-emphasizing some parts of its commodity business and accelerating the move to its proprietary products.  The Company expects to record severance and restructuring charges as incurred in accordance with SFAS 146, “Accounting for the Costs Associated with Exit or Disposal Activities”, through approximately calendar year-end 2005.

The following reconciles reported net income and earnings per share (“EPS”) to adjusted net income and EPS for the fiscal quarters ended March 31, 2005, December 31, 2004 and March 31, 2004 (in thousands, except per share amounts):

	For the Quarter Ended
	March 31, 2005 (unaudited)	December 31, 2004 (unaudited)	March 31, 2004 (unaudited)
Net income	$35,673	$39,514	$26,745
Costs from restructuring activities (net of tax)	5,994	5,274	7,509
Other income, net of expenses, from Hitachi settlement (net of tax)	—	—	(4,448)
Adjusted net income	41,667	44,788	29,806
Conversion of subordinated notes (net of tax)	1,552	2,312	—

Adjusted net income, diluted	$43,219	$47,100	$29,806

EPS, basic	$0.53	$0.59	$0.41
Effect of dilutive securities	(0.05)	(0.04)	(0.02)

EPS, diluted (1)	0.48	0.55	0.39
Costs from restructuring activities	0.08	0.07	0.11
Other income, net of expenses, from Hitachi settlement	—	—	(0.07)

Adjusted EPS, diluted (1)	$0.56	$0.62	$0.43

Basic EPS shares	67,795	66,929	65,826
Effect of dilutive securities:
Convertible subordinated notes	7,439	7,439	—
Stock options	2,088	2,122	3,306

Diluted EPS shares (1)	77,322	76,490	69,132

(1)          The March 31, 2005 quarter included the dilutive effect from the conversion of the Company’s outstanding convertible subordinated notes into 7,439,000 shares of common stock (“the Shares”), which impacted reported and adjusted diluted EPS by ($0.03) and ($0.04), respectively.  The December 31, 2004 quarter included the dilutive effect from the conversion of the Shares, which impacted reported and adjusted diluted EPS by ($0.03).  The conversion effect was not included in the computation of actual or adjusted diluted EPS for the March 31, 2004 quarter, since such effect would have been anti-dilutive.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste in motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

The foregoing material includes some “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  The materials presented can be identified by the use of forward-looking terminology such as “anticipate”, “believe”, “estimate”, “may”, “should”, “will”, or “expects” or the negative or variations thereof, whether set out in the text of documents or in graphs.  Such forward-looking statements are subject to a number of uncertainties and risks, and actual results may differ materially from those projected.  Factors that could affect the company’s actual results include the failure of market demand to materialize as anticipated (and the product mix of that demand); unexpected costs or delays associated with cost-reduction and margin improvement efforts, including reductions in force and the transfer, discontinuance, divestiture or consolidation of product lines and equipment (whether or not associated with the company’s restructuring and acquisition initiatives); greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the effectiveness of cost controls and cost reductions (including, without limitation, that associated with our acquisition initiatives); pricing pressures; quality and product disputes, claims, litigation, investigations, returns and recalls, and the cost of defense; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the success of working capital management programs; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods and the timing of completion of necessary compliance certifications; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; impacts on our royalties from patent licensee redesign, a decline in sales by licensees (due to market conditions or otherwise), or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange

Commission, including its most recent report on Forms 10-K and 10-Q.  Additionally, to the foregoing factors should be added the financial and other ramifications of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212-896-6121 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time.  A replay of the call will be available from 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Thursday, April 28 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, May 3.  To hear the replay, call 800-633-8284 (for international callers 402-977-9140) and use reservation number 21230146, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website: http://www.irf.com

XPhase, DirectFET, and iPOWIR are trademarks of International Rectifier.

Centrino, Intel, and Pentium are trademarks of Intel Corporation. Other names and brands may be claimed as the property of others.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004

Revenues	$281,871	$275,411	$892,656	$761,854
Cost of sales	156,604	166,236	504,571	473,653
Gross profit	125,267	109,175	388,085	288,201

Selling and administrative expense	40,756	43,005	128,034	117,717
Research and development expense	27,323	24,221	80,379	67,274
Amortization of acquisition-related intangible assets	1,473	1,421	4,369	4,218
Impairment of assets, restructuring and severance charges	8,077	9,907	21,599	24,026
Other (income) expense, net	169	(6,174)	825	(5,647)
Interest (income) expense, net	(638)	1,512	1,728	1,095
Income before income taxes	48,107	35,283	151,151	79,518

Provision for income taxes	12,434	8,538	38,384	19,155
Net income	$35,673	$26,745	$112,767	$60,363

Net income per common share — basic	$0.53	$0.41	$1.68	$0.93

Net income per common share — diluted	$0.48	$0.39	$1.55	$0.89

Average common shares outstanding — basic	67,795	65,826	67,080	65,166

Average common shares and potentially dilutive securities outstanding — diluted	77,322	69,132	76,559	68,184

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31,	June 30,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and cash investments	$556,075	$560,154
Trade accounts receivable, net	167,030	154,911
Inventories	171,748	159,908
Deferred income taxes	48,447	44,141
Prepaid expenses and other receivables	67,379	34,096

Total current assets	1,010,679	953,210

Long-term cash investments	296,341	276,055

Property, plant and equipment, net	477,767	393,919

Other assets	388,143	393,822
Total assets	$2,172,930	$2,017,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$20,003	$18,866
Long-term debt, due within one year	224	274
Accounts payable	73,175	78,164
Accrued salaries, wages and commissions	27,382	36,510
Other accrued expenses	104,705	81,222
Total current liabilities	225,489	215,036
Long-term debt, less current maturities	547,128	560,019
Other long-term liabilities	33,214	22,950
Deferred income taxes	—	14,789
Stockholders’ equity:
Common stock	68,109	66,358
Capital contributed in excess of par value of shares	802,664	757,169
Retained earnings	410,452	297,685
Accumulated other comprehensive income	85,874	83,000
Total stockholders’ equity	1,367,099	1,204,212
Total liabilities and stockholders’ equity	$2,172,930	$2,017,006